Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary                                       State of Incorporation

Consolidated Marine, Inc.                                Florida
Egret Boat Company, Inc.                                 Florida
Revenge Marine, Inc.                                     Oklahoma